UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2013

Kips Bay Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

001-35080	20-8947689
(Commission File Number)	(IRS Employer Identification No.)

3405 Annapolis Lane North, Suite 200
Minneapolis, Minnesota 55447

(Address of principal executive offices and Zip Code)

(763) 235-3540

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Kips Bay Medical, Inc. (the “Company”) received notification letter on September 5, 2013 from the Listing Qualifications Department of The Nasdaq Stock Market indicating that the Company is not in compliance with Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”) because the closing bid price per share of the Company’s common stock has been below $1.00 per share for 30 consecutive trading days. The Nasdaq letter was issued in accordance with standard Nasdaq procedures.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), the Company has 180 calendar days, or until March 4, 2014, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of the Company’s common stock must remain at $1.00 per share or more for a minimum of 10 consecutive trading days.

If the Company is unable to regain compliance by March 4, 2014, the Company may be eligible for an additional 180 calendar day compliance period to demonstrate compliance with the Bid Price Rule. To qualify, the Company will be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for The Nasdaq Capital Market, other than the minimum bid price requirement, and will need to provide written notice to Nasdaq of its intention to cure the deficiency during the second compliance period. If the Company does not regain compliance during the initial 180-day compliance period and is not eligible for the second compliance period or fails to regain compliance during the second 180 day compliance period, then Nasdaq will notify the Company of its determination to delist the Company’s common stock, at which point the Company would have an opportunity to appeal the delisting determination to a hearings panel.  The Company intends to monitor the closing bid price of its common stock and may, if appropriate, consider implementing available options to regain compliance with Bid Price Rule.

This notification has no immediate effect on the listing of the Company’s common stock at this time.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2013

KIPS BAY MEDICAL, INC.

	By:	/s/ Scott Kellen
Scott Kellen
Chief Operating Officer and Chief Financial Officer